EXHIBIT 99.1

RenaissanceRe Holdings Ltd. Announces Executive Management Changes
CFO & COO Jeffrey D. Kelly to Retire; Robert Qutub to Join as CFO

PEMBROKE, Bermuda, Ju1y 12, 2016— RenaissanceRe Holdings Ltd. (NYSE: RNR) (the “Company” or “RenaissanceRe”) today announced that Jeffrey D. Kelly, 62, will retire effective September 15, 2016. He will be succeeded as Chief Financial Officer by Robert Qutub effective August 8, 2016 and will remain Chief Operating Officer until September 15, 2016. Following his retirement, Mr. Kelly will serve as an advisor to the Company.

Kevin O’Donnell, Chief Executive Officer, stated, “Our entire team is grateful to Jeff for all he has accomplished over his seven years as Chief Financial Officer at RenaissanceRe. Since joining us in 2009, Jeff has led a significant enhancement in our financial and strategic planning functions, strengthening our team and delivering outstanding results. From the leadership he provided during the Platinum acquisition to his input and insight as a member of our executive team, Jeff has contributed meaningfully to our ongoing success.”

Mr. O’Donnell added, “Jeff’s retirement is the culmination of a thoughtful succession planning process in which he was actively involved. While we will miss his contributions at the Company, we are happy he will have more time to spend with his family upon his return to the U.S. We will have the benefit of Jeff’s input in an advisory capacity during the 12 months following his departure in September.”

Mr. Kelly said, “The last seven years have been an exciting time to be at RenaissanceRe. I’ve thoroughly enjoyed working with such an incredibly talented team.”

Mr. Qutub will join the company as Executive Vice President and Chief Financial Officer on August 8. Most recently, Bob was Chief Financial Officer and Treasurer for MSCI Inc. (NYSE: MSCI) from July 2012 to May 2016, where he managed all aspects of SEC reporting, treasury, investor relations, financial planning and internal controls, as well as other responsibilities. Prior to MSCI, Mr. Qutub was with Bank of America for 18 years, where he held several segment Chief Financial Officer roles, most notably for Global Consumer and Business Banking, Global Banking and Markets and Global Wealth Management. Bob holds a Bachelor of Science in Accounting from the University of North Carolina at Charlotte and is a member of the American Institute of Certified Public Accountants. He also served in the United States Marine Corps and is currently on the Board of Directors of USAA Federal Savings Bank.

Mr. O’Donnell said, “Bob has a long career of demonstrated leadership and I look forward to working with him in his capacity as Chief Financial Officer. We are delighted to have him join the RenaissanceRe team.”

RenaissanceRe Holdings Ltd. is a global provider of reinsurance and insurance. The Company’s business consists of three reportable segments: (1) Catastrophe Reinsurance, which includes catastrophe reinsurance and certain property catastrophe joint ventures managed by the Company’s ventures unit; (2) Specialty Reinsurance, which includes specialty reinsurance and certain specialty joint ventures managed by the Company’s ventures unit; and (3) Lloyd’s, which includes reinsurance and insurance business written through RenaissanceRe Syndicate 1458.

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Investor Contact:
RenaissanceRe Holdings Ltd.
Rohan Pai, 441-295-4513
Director – Investor Relations

Media Contact:
RenaissanceRe Holdings Ltd.
Elizabeth Tillman, 212-238-9224
Director of Communications

Kekst and Company
Peter Hill or Dawn Dover, 212-521-4800